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                                                                   EXHIBIT 10.28

                               FIRST AMENDMENT TO
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     This First Amendment to the Supplemental Executive Retirement Agreement made as of May 1, 2000 (the "Agreement") between American General Corporation, a Texas corporation (the "Company") and Rodney O. Martin, Jr. is made on February 12, 2001.

          1. Section 6.1 of the Agreement is hereby amended by substituting the following for the existing definition of "Years of Service":

     "Years of Service" means the sum of:

          (i) the total number of years of active employment with the Company during which substantial services were rendered as an employee, commencing on the date the Executive was first employed by the Company and ending on the date he ceases to perform services for the Company; and

          (ii) subject to a maximum of nine (9) years, a number of years equal to 0.62 times the number of years of active employment with the Company during which substantial services were rendered as an employee, commencing on November 27, 2000 and ending on the date the Executive ceases to perform services for the Company;

          such years of active employment being measured in full and partial years, in increments of one- twelfth years. If the Executive receives an additional thirty-six (36) months of service and age credit upon his termination of employment pursuant to Section 2.6 hereof, no part of such period shall be treated as a year of active employment for purposes of the foregoing clause (ii) ("Clause (ii)").

          This definition of "Years of Service" is modified by the following provisions:

          (A) Immediately upon the occurrence of a Change in Control, as defined in the Employment Agreement, the additional service credited pursuant to Clause (ii) shall be equal to the greater of six (6) Years of Service or the Years of Service then credited pursuant to the Clause (ii) formula; the formula shall thereafter apply to the Executive's subsequent years of active employment in accordance with its terms. It is not, however, intended that Executive receive combined additional service credit under Clause (ii) and Section 2.6 hereof in excess of nine (9) years. Therefore, in the event of a termination of the Executive's employment (whether before or after any Change in Control), which termination is either by the Executive with Good Reason or by the Company without Cause, as such terms are defined in the Employment Agreement, the total service credit provided under Clause (ii) shall not exceed six (6) Years of Service, even if a greater number of Years of Service would otherwise be credited under Clause
     (ii).

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          (B) Notwithstanding the foregoing, and regardless of Clause (ii) and the Executive's actual period of service with the Company, in no event shall a total of more than twenty eight (28) years be credited to the Executive and, if the Executive retires on or after the attainment of age 62, he shall be credited with a total of twenty eight (28) Years of Service.

               2. As amended by this First Amendment, the Agreement is hereby specifically ratified and reaffirmed.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on February 12, 2001.

                                                    AMERICAN GENERAL CORPORATION



                                                    BY /s/ GARY D. REDDICK
                                                       -------------------------
                                                           Gary D. Reddick



                                                    /s/ RODNEY O. MARTIN, JR.
                                                    ----------------------------
                                                        Rodney O. Martin, Jr.